SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                           CURRENT REPORT PURSUANT TO
                           SECTION 13 OR 15 (d) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): January 11, 2001



                                    LBP, INC.

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 DELAWARE                            0-24094                      13-3764357
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(State or other                    (Commission                (I.R.S. Employer
jurisdiction of                    File Number)              Identification No.)
incorporation)

         200 MAMARONECK AVENUE, WHITE PLAINS, NEW YORK                  10601
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(Address of principal executive offices)                              (Zip Code)


Registrant's telephone number, including area code:               (914) 421-2545
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                                 - - - - - - - -
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          (Former name or former address, if changed since last report)

Item 5.    Other Events.

           a) Reference is made to the press release published by the Registrant on January 11, 2001, the text of which is attached hereto as Exhibit 99, for a description of the events reported pursuant to this Form 8-K.

Item 7.    Financial Statements and Exhibits

           c)  Exhibits

               99   Press Release dated January 11, 2001

       Pursuant to the requirements of the Securities and Exchange Act of 1934, Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


                                      LBP, INC.

                                      (Registrant)

                                      By: /s/ LEIGH J. ABRAMS
                                         ----------------------------------
                                          Leigh J. Abrams
                                          President and Chief Executive Officer

Dated: January 12, 2001

                                   Exhibit 99


FOR IMMEDIATE RELEASE
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PRESS RELEASE
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DATE:    January 11, 2001
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CONTACT: Leigh J. Abrams President and Chief Executive Officer
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PHONE:   (914) 421-2545
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FAX:     (914) 428-4581
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             LBP, INC. ANNOUNCES PLAN OF LIQUIDATION AND DISSOLUTION

      White Plains, New York - January 11, 2001 - LBP, Inc. (OTC Bulletin Board:
LBPI) today announced that its Board of Directors adopted a plan of liquidation and dissolution of the Company, subject to approval of stockholders.

      In June 1998, Leslie-Locke, Inc., the Company's sole operating subsidiary, sold substantially all of its net assets for approximately $44 million in cash. As a result of the transaction, after payment of outstanding debt, closing costs and income taxes, the Company had net proceeds of approximately $28 million. The proceeds from the sale were initially invested primarily in liquid U.S. Treasury money market accounts as the Company intended to acquire, and be engaged in, an operating business, rather than the business of investing in or trading securities.

      In order to enhance stockholder value while efforts to acquire a business continued, the Company made certain investments intended to be short-term. In December 1998, the Company purchased $20 million of 10.5% Cumulative Convertible Preferred Stock of Impac Mortgage Holdings Inc., convertible at $4.72 per common share, into 4,237,288 shares of the common stock of Impac (AMEX: IMH).

      Despite management's efforts, the Company could not identify a suitable operating business to acquire on acceptable terms. Accordingly, during 2000, the Company filed applications with the Securities and Exchange Commission requesting either an order from the Commission that the Company is not an investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), or an exemption from the provisions of the 1940 Act. In November 2000, the Commission advised the Company that neither the order nor the exemption could be granted.

      As an investment company, the Company would be required to restructure its operations, capital structure, management, and Board of Directors. As a result, the Company's Board of Directors determined that it is not in the best interests of the Company's stockholders for the Company to register as an investment company pursuant to the 1940 Act. Therefore, the Board of Directors approved a plan of liquidation and dissolution, subject to stockholder approval. It is anticipated that a meeting of stockholders will be held within 60 days to approve the plan of liquidation and dissolution.

      If a plan of liquidation and dissolution is approved by stockholders, it will likely take several years to liquidate the Company's investment in Impac preferred stock and to resolve any contingent liabilities. The financial statements of the Company for subsequent periods will adopt the liquidation basis of accounting which, among other things, requires that assets and liabilities be stated at their estimated net realizable value, and that estimated costs of liquidating and dissolving the Company be provided to the extent they are reasonably determinable.

      If the plan of liquidation and dissolution is approved by stockholders, it is anticipated that the initial liquidating distribution will be made in the second half of 2001. It is presently intended that the common stock of the Company will continue to trade on the OTC Bulletin Board during the period of liquidation and dissolution, and that liquidating distributions will be made to stockholders of record on dates to be determined in the future by the Company's Board of Directors.

      On November 17, 2000, the Company reported third quarter net income of $346,000 or 0.07 per diluted share. Net income for the nine months ended September 30, 2000 was $1,086,000 or $.22 per diluted share. For the nine months ended September 30, 2000, the Company received three regular quarterly dividends on the Impac preferred stock aggregating $1,575,000.-













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